EXHIBIT 21-01


               MERIDIAN INSURANCE GROUP, INC.
                  Listing of Subsidiaries
                  As of December 31, 1998




                                         State of Incorporation
  Name of Subsidiary                         or Organization

Meridian Security Insurance Company              Indiana

Meridian Citizens Security Insurance Company     Minnesota

Insurance Company of Ohio                        Ohio

Meridian Service Corporation                     Indiana